Form 10-K, Exhibit 13
period 1995-12-31
PERKINS FAMILY RESTAURANTS LP
filed 1996-03-28
CIK 797460

                                                                      EXHIBIT 13


MANAGEMENT'S DISCUSSION AND ANALYSIS

RESULTS OF OPERATIONS

OVERVIEW

A summary of the Partnership's results for the three years ended December 31 are presented in the following table. All revenues, costs and expenses are expressed as a percentage of total revenues.

                                    1995   1994   1993
--------------------------------------------------------
REVENUES
Food sales                          92.9%  92.7%   92.7%
Franchise revenues                   7.1    7.3     7.3
--------------------------------------------------------
Total revenues                     100.0  100.0   100.0
--------------------------------------------------------
COSTS AND EXPENSES
Cost of Sales
  Food cost                         26.9   26.1    25.8
  Labor and benefits                32.4   32.3    31.6
  Operating expenses                19.2   19.2    19.4
General and administrative           8.9    9.6     8.6
Depreciation and amortization        5.9    5.4     5.6
Interest, net                        2.0    1.5     1.3
Asset writedown (SFAS No. 121)       0.8      -       -
Loss on/Provision for disposition
  of assets                          0.3    0.4     2.1
Benefit from/Provision
  for litigation costs              (0.1)   0.5     0.0
Other, net                          (0.3)  (0.4)   (0.3)
---------------------------------------------------------
Total costs and expenses            96.0    9.6    94.1
---------------------------------------------------------
NET INCOME                           4.0%   5.4%    5.9%
=========================================================

Net income for 1995 was $9,796,000 or $.94 per limited Partnership Unit versus $12,008,000 or $1.16 per Unit in 1994 and $12,602,000 or $1.21 per Unit in
1993. Net income for 1995 included a $1,900,000 charge related to the adoption of SFAS No. 121, a loss of $609,000 related to store disposition and cancelled development projects, and a $190,000 benefit from a legal dispute reserved in 1994. Net income for 1994 included a $1,079,000 provision for legal expenses associated with two lawsuits against the Partnership and a $800,000 charge to further reserve properties originally reserved in 1993. Net income for 1993 included a $4,338,000 provision for the disposition of eleven underperforming properties ("Targeted Stores"). Without these charges, 1995 income would have been $12,092,000 or $1.17 per Unit, 1994 income would have been $13,868,000 or $1.34 per Unit and 1993 income would have been $16,897,000 or $1.63 per Unit.

In 1994, the Partnership charged all revenues and expenses attributable to the Targeted Stores to the reserve specifically established for that purpose. The operating results related to these properties are therefore excluded from 1994 revenues and net income. The Partnership originally planned to discontinue Perkins operations at these stores by the end of 1994; however, at December 31, 1994, three of the initial eleven stores continued to operate as Perkins.

The revenues and expenses for the Targeted Stores are included in 1995 and 1993 results.

1995 vs 1994

REVENUES
Total revenues increased 10.7% over 1994 due primarily to the addition of new Partnership-operated and franchised restaurants, increased comparable store sales and increased Foxtail Foods' sales. Foxtail Foods is the Partnership's manufacturing division.

Increased restaurant food sales can be primarily attributed to the addition of ten new stores in 1995 and an approximate 1% increase in same store comparable sales. Same store comparable sales increased primarily due to selective menu price increases, a shift in sales to higher-priced entrees and decreased promotional discounting, partially offset by a decline in comparable guest visits.

Revenues in 1995 from Foxtail Foods increased 12.5% over 1994. Foxtail
Foods offers cookie doughs, muffin batters, pancake mixes, pies and other food products to Partnership-operated and franchised restaurants through food service distributors in order to ensure consistency and availability of Perkins' proprietary products to each unit in the system. Additionally, it produces a variety of proprietary and non-proprietary products for sale in various retail markets. Sales to Partnership-operated restaurants are eliminated in the accompanying income statements. The increase in Foxtail Foods' revenue can be primarily attributed to increased production at the pie plant opened in July 1993 as well as the addition of in-store bakeries at franchised stores, to which Foxtail Foods sells various mixes, doughs, and pies. Sales to parties outside of the Perkins system increased approximately 11% over 1994.

Franchise revenues, which consist primarily of franchise royalties and sales fees, increased 7.8% over the prior year due to the addition of twenty-three new franchised restaurants and bakeries partially offset by slightly lower sales in franchised restaurants open for more than one year. Five franchised units were closed during 1995 and one Partnership-operated restaurant was converted to a franchised restaurant.

COSTS AND EXPENSES

Food cost
In terms of total revenues, food cost increased .8 percentage points over 1994. Restaurant division food cost increased .7 percentage points over 1994 due primarily to the higher cost of certain commodities, particularly coffee and fresh produce, as well as selective product upgrades. Additionally, marketing promotions during the year, which impact food cost percentages by reducing net revenue generated, were heavily concentrated on certain entrees that carry higher food cost percentages. Selective menu price increases partially negated the increases in food cost. The addition of new Partnership-operated restaurants during the year also adversely impacted food cost as new restaurants typically generate higher food cost percentages due to sales in these restaurants being weighted more heavily toward higher percentage cost dinner items.

The cost of Foxtail Foods' sales, in terms of total Foxtail Foods' revenues, increased approximately .3 percentage points from 1994, due primarily to certain commodity cost increases that were not completely passed on to customers. As a manufacturing division, Foxtail Foods typically has higher food costs as a percent of revenue than the Partnership's restaurants. Although the restaurants provide the majority of the Partnership's revenue, as Foxtail Foods becomes a more significant source of revenues to the Partnership, management expects total food cost to increase as a percent of revenue.

Labor and benefits
Labor and benefits, as a percentage of total revenues, increased .1 percentage points over 1994. This increase primarily can be attributed to increased production at Foxtail Foods' pie manufacturing facility which requires significantly higher labor and benefit costs than the division's other two manufacturing facilities. Significantly higher state workers compensation costs also contributed to the increase.

Total restaurant division labor and benefits expense as a percentage of total revenues and restaurant sales did not increase between 1994 and 1995. However, wage rate inflation due to continued low unemployment, a shrinking labor pool and increased competition for employees as well as lower than average productivity in the Partnership's new restaurants increased labor costs as a percentage of restaurant sales by .3 percentage points. Programs in place to control insurance costs and a reduction in the Partnership's match of 401(k) contributions from 50% of employee contributions in 1994 to 25% in 1995 offset this increase.

Operating expenses
Operating expenses, expressed as a percentage of total revenues, remained relatively constant between 1994 and 1995. Increased pre-opening expenses for new Partnership-operated restaurants and the increased cost of paper supplies were offset by other operating efficiencies achieved during the year.

Increases in opening costs related to new franchised restaurants, as a percentage of total revenues, were offset by lower repairs and maintenance expense and efficiencies gained due to increased production at Foxtail Foods.

General and administrative
General and administrative expenses increased 3.3% over 1994, which primarily reflects the impact of inflation combined with increased administrative support related to growth at Foxtail Foods. Reduced outside services and legal expenses related to nonrecurring projects in 1994 and a reduction in the Partnership's match of 401(k) contributions from 50% in 1994 to 25% in 1995 partially offset these increases.

Depreciation and amortization
Depreciation and amortization increased approximately 19% over 1994 due to the addition of new Partnership-operated restaurants. Significant remodels of older stores undertaken to maintain consistency of appearance within the chain also contributed to the increase.

Interest, net
Interest expense was approximately 48% higher than 1994 due to a higher average debt balance resulting from the Partnership's expansion during the year. This increase was partially offset by a decrease in interest expense associated with capital lease obligations.

Other
Results of operations for 1995 reflect a $1,900,000 non-cash charge against earnings as a result of the adoption of SFAS No. 121.

In 1995, the Partnership recorded losses totaling $609,000 primarily related to the disposition of an underperforming property and the writeoff of predevelopment costs for cancelled restaurant locations that were estimated to provide less than acceptable returns.

Net income for the year also included a benefit as a result of a litigation settlement associated with a lawsuit brought by a former employee. This lawsuit was settled for $190,000 less than the original reserve expensed in 1994.

1994 VS 1993

REVENUES
Total revenues increased 4.4% over 1993 primarily due to increased sales at Foxtail Foods and Partnership-operated restaurants. Increased restaurant food sales can be primarily attributed to the addition of twelve new stores in 1994, partially offset by the closing of seven Partnership-operated restaurants and lower sales from certain units that selectively reduced their late night hours of operation in 1994. Same store comparable sales increased approximately 1% over 1993 due primarily to selective price increases, partially offset by a decline in comparable guest visits.

Revenues from Foxtail Foods increased approximately 41% over 1993 and constituted approximately 8% of the Partnership's total 1994 revenues. This increase can be attributed primarily to increased operations at the division's pie plant, which commenced operations during the third quarter of 1993. Sales to parties outside the Perkins system increased approximately 40% over 1993.

Franchise revenues increased 4.4% over the prior year primarily due to an increase in franchise same store comparable sales and the addition of seven new franchised restaurants. Six franchised units were closed during 1994 and one Partnership-operated restaurant began operations as a franchise unit during the year.

COSTS AND EXPENSES

Food cost
In terms of total revenues, food cost increased .3 percentage points over 1993 primarily due to the fact that the cost of food associated with Foxtail Foods' sales has become a more significant component of the Partnership's total food cost.

Restaurant division food cost, expressed as a percentage of restaurant division sales, decreased .1 percentage points from 1993. Slight decreases in commodity costs were partially offset by the addition of new
Partnership-operated restaurants. Additionally, the costs of certain product enhancements were offset by selective menu price increases. Promotional discounts remained relatively constant as compared with 1993.

The cost of Foxtail Foods' sales, in terms of total Foxtail Foods revenues remained relatively constant as compared with 1993.

Labor and benefits
Labor and benefits, as a percentage of total revenues, increased .7 percentage points over 1993. The percentage point increases in both the restaurant and Foxtail Foods are greater than the increase expressed as a percent of total revenues because the labor and benefits associated with Foxtail Foods, which is typically lower than that associated with the restaurant division, has become a more significant component of the total.

Restaurant division labor and benefits expense, expressed as a percentage of restaurant division sales, increased 1 percentage point. The Partnership incurred higher training expenses to establish a pool of qualified management candidates in order to support planned future growth. Wage rate inflation due to low unemployment and increased competition for employees also contributed to the increase. Labor cost also increased due to lower than average productivity in new Partnership-operated restaurants.

Labor and benefits expense for Foxtail Foods, as a percentage of Foxtail Foods revenues, increased approximately 3.4 percentage points primarily due to additions of personnel to staff the pie manufacturing facility which began operations in the third quarter of 1993.

Operating expenses
Operating expenses, expressed as a percentage of total revenues, decreased .2 percentage points from 1993 to 1994. Decreases in utilities cost and rent expense, as a percent of restaurant division sales, were partially offset by higher restaurant supplies cost and administrative expenses. Increases in operating expenses attributable to Foxtail Foods, resulting from increased operations at the pie plant, partially offset the decreases generated by the restaurant division.

General and administrative
General and administrative expenses increased approximately 16% over 1993, which primarily reflects the costs associated with supporting the Partnership's planned future growth. Higher outside professional services and legal expenses also contributed to the increase, but were offset by lower incentive costs.

Depreciation and amortization
Depreciation and amortization for 1994 increased approximately 2% over 1993 due primarily to the addition of twelve new Partnership-operated restaurants, refurbishments and remodels to upgrade and improve existing restaurants and the addition of the new pie manufacturing facility in the third quarter of 1993. These increases were partially offset by the closing of seven Partnership-operated restaurants in 1994.

Interest, net
Interest expense was approximately 17.6% higher than 1993 primarily as the result of a higher average debt balance. The increase was partially offset by a decrease in the interest expense associated with capital lease obligations.

Other
During 1994, the Partnership recorded an additional provision of $800,000 to further reduce the carrying value of certain assets related to Targeted Stores, and to cover increases in the estimated exit costs for those properties due to changes in the available market data.

The Partnership recorded a provision of $1,079,000 in 1994 associated with two lawsuits. These charges primarily represent damages awarded in the cases.

CAPITAL RESOURCES AND LIQUIDITY

Principal uses of cash during the year were capital expenditures and distributions to unitholders. Capital expenditures consisted primarily of land, buildings and equipment for new Partnership-operated units and remodels of existing restaurants. The Partnership's primary source of funding was cash provided by operations, supplemented with borrowings under its credit facilities.

During the fourth quarter of 1995, the Partnership issued $20,000,000 of 7.19% Unsecured Senior Notes due December 13, 2005 to an insurance company. The proceeds were used to repay outstanding borrowings under the Partnership's revolving line of credit. The agreement also provides for a $15,000,000 Private Shelf Note Facility which expires on December 13, 1997.

In 1994, the Partnership refinanced the outstanding borrowings under its existing line of credit by entering into a $40,000,000 revolving line of credit facility and a $10,000,000 term loan agreement with three banks. The revolving line of credit contains a $6,000,000 sublimit for letters of credit and expires on June 30, 1997, at which time all amounts outstanding become payable. As of December 31, 1995, $18,250,000 in borrowings and approximately $1,920,000 in letters of credit were outstanding under the line of credit facility. The borrowings under the term loan agreement are due in quarterly installments through June 30, 1998. As of December 31, 1995, $7,000,000 was outstanding under this agreement.

The Partnership estimates that total capital expenditures for 1996 will be approximately $15,000,000, which includes approximately $13,000,000 for new Partnership-operated restaurants, remodels to existing restaurants and upgrades of restaurant technology. The Partnership anticipates that it will be able to fund these capital expenditures, as well as any distributions to unitholders, with cash provided by operations. In order to remain competitive in the industry, the Partnership expects to make significant additional capital expenditures in the future. Alternatives for the financing of such future expenditures will be continuously evaluated.

On December 31, 1995, the Partnership had a working capital deficit of $13,327,000, which was primarily the result of utilizing available cash for capital expenditures and distributions to unitholders. Operating with a working capital deficit is common in the restaurant industry and does not impair the Partnership's short-term liquidity as its revenues are derived primarily from cash transactions.

SYSTEM DEVELOPMENT

The Partnership plans to open three new company restaurants in 1996. Two additional sites have been purchased for possible 1996 development. The Partnership has made the decision to slow Partnership-operated restaurant development and focus these few openings in existing markets due to increasing competition, the current contrac-tion in consumer discretionary income, and lower than expected returns achieved in several new markets over the past two years.

These plans do not affect the Partnership's expectations of continued aggressive growth of its franchised restaurants. For the first time in several years, the Partnership has begun issuing area development agreements in selected markets where both new and existing franchisees are qualified to open multiple locations within three to five years. These development agreements are expected to complement continued growth among franchisees who prefer to open a limited number of restaurants in existing and smaller markets.


FEDERAL INCOME TAXATION

For state and Federal income tax purposes, the Partnership is not a taxpaying entity. As a result, taxable income, which may vary substantially from income reported for financial reporting purposes, is includable in the state and Federal income tax returns of individual partners. Accordingly, no current provision for income taxes is reflected in the accompanying financial statements. The tax returns of the Partnership are subject to examination by state and Federal taxing authorities. If such examinations result in changes to taxable income, the tax liability of the partners would be changed accordingly. The net income of publicly traded limited partnerships, such as the Partnership, is considered portfolio income to their partners and is not available to offset passive losses of partners for tax years after 1986.

On December 22, 1987, tax legislation was enacted which will have the effect of taxing most publicly traded limited partnerships, including the Partnership, as corporations for tax years beginning after 1997. The Partnership also could be subject to a corporate income tax earlier than 1998 if it adds a substantial new line of business.

NEW ACCOUNTING PRONOUNCEMENTS

Effective December 31, 1995, the Partnership adopted SFAS No. 121,
"Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," which is discussed in Note 14 to the financial statements.

In 1994, the Partnership adopted SFAS No. 107, "Disclosures about Fair
Value of Financial Instruments," and SFAS No. 119, "Disclosures about Derivative Financial Instruments," which requires entities to disclose the amount, nature and terms of certain derivative financial instruments. These required disclosures are included in Note 7 to the financial statements.

IMPACT OF INFLATION

The cost of food commodities utilized by the Partnership is subject to market supply and demand pressures. Overall commodity costs showed a slight increase from 1994 to 1995, which adversely impacted 1995 food cost for the Partnership. Significant future shifts in these costs could materially affect the Partnership's cost of food.

The Partnership does not believe that its operations are generally affected by inflation to a greater extent than are the operations of others within the restaurant industry. In the past, the Partnership has generally been able to offset the effects of inflation through selective periodic menu price increases.

IMPACT OF GOVERNMENTAL REGULATION

The wage rates of Perkins' hourly employees are impacted by Federal and state minimum wage rate laws. Future increases in these rates could materially affect the Partnership's cost of labor.

SEASONALITY

The Partnership's revenues are subject to seasonal fluctuations. Customer counts (and consequently revenues) are higher in the summer months and lower during the winter months because of the high proportion of restaurants located in northern states where inclement weather adversely affects guest visits.

------------------------------------------------------------------------------
PERKINS FAMILY RESTAURANTS, L.P.
SELECTED FINANCIAL AND OPERATING DATA
------------------------------------------------------------------------------
(In Thousands, Except
Per Unit Data and
Number of Restaurants)

                                1995      1994      1993      1992      1991
------------------------------------------------------------------------------
 INCOME DATA
 Revenues                     $245,751  $221,902  $212,634  $195,151  $176,547
 Net Income (a)               $  9,796  $ 12,008  $ 12,602  $ 15,353  $ 15,184
 Net Income Per Unit (a)      $   0.94  $   1.16  $   1.21  $   1.48  $   1.47
 Weighted Average Equivalent
   Units Outstanding            10,269    10,275    10,274    10,258    10,207
 Cash Distributions Declared
   Per Unit                   $   1.30  $   1.30  $   1.30  $   1.30  $  1.275
-------------------------------------------------------------------------------
 BALANCE SHEET DATA
 Total Assets                 $161,829  $150,407  $131,709  $125,972  $119,095
 Long-Term Debt               $ 57,850  $ 39,875  $ 22,600  $ 17,875  $ 14,000
 Capital Leases               $  8,810  $ 10,862  $ 13,194  $ 15,321  $ 16,708
-------------------------------------------------------------------------------
STATISTICAL DATA
Restaurants and Bakeries in Operation at End of Year
  Partnership-Operated             139       132       127       123       117

  Franchised                       319       300       298       290       290
-------------------------------------------------------------------------------
            Total                  458       432       425       413       407
===============================================================================
Average Annual Sales Per
  Partnership-Operated
  Restaurant                  $  1,535  $  1,535  $  1,478  $  1,418  $  1,352
Average Annual Royalties
  Per Franchised Restaurant   $   55.0  $   53.3  $   51.6  $   48.1  $   46.3
-------------------------------------------------------------------------------

(a) Excluding nonrecurring items, net income for 1995, 1994 and 1993 would have been $12,092,000 or $1.17 per Unit, $13,868,000 or $1.34 per Unit and
    $16,897,000 or $1.63 per Unit, respectively.


QUARTERLY FINANCIAL INFORMATION (UNAUDITED)
--------------------------------------------------------------------------------
(In Thousands, Except Per Unit Data)

                                                                      Cash
                                                                  Distributions
                            Operating      Net       Earnings       Declared
1995          Revenues       Income      Income      Per Unit       Per Unit
--------------------------------------------------------------------------------
1st Quarter    $ 56,913     $ 8,580      $ 2,200      $0.21          $ 0.325
--------------------------------------------------------------------------------
2nd Quarter      60,843       9,376        2,912       0.28            0.325
--------------------------------------------------------------------------------
3rd Quarter      66,334      10,803        4,200       0.40            0.325
--------------------------------------------------------------------------------
4th Quarter      61,661       6,979          484       0.05            0.325
--------------------------------------------------------------------------------
               $245,751     $35,738      $ 9,796      $0.94          $  1.30
================================================================================

                                                                      Cash
                                                                  Distributions
                            Operating      Net       Earnings       Declared
1994          Revenues       Income      Income      Per Unit       Per Unit
--------------------------------------------------------------------------------
1st Quarter    $ 50,803     $ 8,663      $ 2,611      $0.25          $ 0.325
--------------------------------------------------------------------------------
2nd Quarter      54,347       9,287        2,909       0.28            0.325
--------------------------------------------------------------------------------
3rd Quarter      59,692      10,832        4,160       0.40            0.325
--------------------------------------------------------------------------------
4th Quarter      57,060       8,603        2,328       0.22            0.325
--------------------------------------------------------------------------------
               $221,902     $37,385      $12,008      $1.16          $  1.30
================================================================================



-----------------------------------------------------------------------
PERKINS FAMILY RESTAURANTS, L.P.
STATEMENTS OF INCOME
YEARS ENDED DECEMBER 31

-----------------------------------------------------------------------
(In Thousands, Except Per Unit Data)

                                             1995      1994      1993
         --------------------------------------------------------------
         REVENUES

         Food sales                        $228,259  $205,675  $197,090
         Franchise revenues                  17,492    16,227    15,544
         --------------------------------------------------------------
         Total Revenues                     245,751   221,902   212,634
         --------------------------------------------------------------
         COSTS AND EXPENSES

         Cost of sales
           Food cost                         66,203    57,975    54,931
           Labor and benefits                79,743    71,764    67,211
           Operating expenses                47,177    42,491    41,148
         General and administrative          21,981    21,271    18,337
         Depreciation and amortization       14,401    12,088    11,851
         Interest, net                        4,826     3,266     2,777
         Benefit from/Provision for litigation
           costs                               (190)    1,079         -
         Loss on/Provision for disposition of
           assets                               609       800     4,338
         Asset writedown (SFAS No. 121)       1,900         -         -
         Other, net                            (695)     (840)     (561)
         --------------------------------------------------------------
         Total Costs and Expenses           235,955   209,894   200,032
         --------------------------------------------------------------
         NET INCOME                        $  9,796  $ 12,008  $ 12,602
         ==============================================================
         Weighted Average Equivalent Units   10,269    10,275    10,274
         --------------------------------------------------------------
         Net Income Per Unit               $   0.94  $   1.16  $   1.21
         --------------------------------------------------------------

         The accompanying notes to financial statements are an integral part of these statements.

------------------------------------------------------------------------------
PERKINS FAMILY RESTAURANTS, L.P.
BALANCE SHEETS
DECEMBER 31
------------------------------------------------------------------------------
(In Thousands,
Except Unit Amounts)

                                                                                        1995        1994
ASSETS             ---------------------------------------------------------------------------------------
                   CURRENT ASSETS
                   Cash and cash equivalents                                         $  1,825     $  1,593
                   Receivables, less allowance for doubtful
                     accounts of $481 and $355                                          8,683        7,468
                   Inventories, at the lower of first-in, first-out cost or market      4,318        4,079
                   Prepaid expenses and other current assets                            1,505        1,659
                   ---------------------------------------------------------------------------------------
                   Total current assets                                                16,331       14,799
                   ---------------------------------------------------------------------------------------

                   PROPERTY AND EQUIPMENT, at cost, net of
                     accumulated depreciation and amortization                        117,435      105,404
                   NOTES RECEIVABLE, less allowance for doubtful
                     accounts of $14 and $25                                            1,883        2,916
                   INTANGIBLE AND OTHER ASSETS, net of accumulated
                     amortization of $25,849 and $24,693                               26,180       27,288
                   ---------------------------------------------------------------------------------------
                                                                                     $161,829     $150,407
                   =======================================================================================

LIABILITIES AND
PARTNERS' CAPITAL
                                                                                        1995        1994
                   ---------------------------------------------------------------------------------------
                   CURRENT LIABILITIES
                   Current maturities of long-term debt                              $  3,575     $  3,425
                   Current maturities of capital lease obligations                      1,984        2,006
                   Accounts payable                                                     7,525        7,866
                   Accrued expenses                                                    13,099       13,810
                   Distributions payable                                                3,475        3,440
                   ---------------------------------------------------------------------------------------
                   Total current liabilities                                           29,658       30,547
                   ---------------------------------------------------------------------------------------
                   CAPITAL LEASE OBLIGATIONS, less current maturities                   8,810       10,862
                   LONG-TERM DEBT, less current maturities                             57,850       39,875
                   OTHER LIABILITIES                                                    4,415        4,345
                   COMMITMENTS AND CONTINGENCIES (Notes 4 and 10)
                   PARTNERS' CAPITAL
                   General partner                                                        611          648
                   Limited partners
                     (10,481,370 and 10,379,125 Units issued and outstanding)          63,373       66,090
                   Deferred compensation related to restricted Units                   (2,888)      (1,960)
                   ---------------------------------------------------------------------------------------
                   Total Partners' Capital                                             61,096       64,778
                   ---------------------------------------------------------------------------------------
                                                                                     $161,829     $150,407
                   =======================================================================================

                   The accompanying notes to financial statements are an integral part of these balance sheets.

------------------------------------------------------------------------------
PERKINS FAMILY RESTAURANTS, L.P.
STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
------------------------------------------------------------------------------
(In Thousands,
Except Unit Data)

                                                                                     GENERAL          LIMITED
                                                                                     PARTNER          PARTNERS           TOTAL
                  -------------------------------------------------------------------------------------------------------------
                  BALANCE AT DECEMBER 31, 1992                                      $   670          $  66,290        $  66,960
                  Net income for 1993                                                   126             12,476           12,602
                  Capital contribution                                                    3                  -                3
                  Cash distributions declared ($1.30 per Unit)                         (136)           (13,499)         (13,635)
                  Issuance of 54,850 restricted Units                                     -              1,062            1,062
                  Retirement of 26,685 restricted Units                                   -               (423)            (423)
                  Changes in deferred compensation
                    related to restricted Units                                           -               (314)            (314)
                  -------------------------------------------------------------------------------------------------------------
                  BALANCE AT DECEMBER 31, 1993                                          663             65,592           66,255
                  Net income for 1994                                                   120             11,888           12,008
                  Capital contribution                                                    1                  -                1
                  Cash distributions declared ($1.30 per Unit)                         (136)           (13,509)         (13,645)
                  Issuance of 30,600 restricted Units                                     -                545              545
                  Retirement of 20,830 restricted Units                                   -               (341)            (341)
                  Changes in deferred compensation
                    related to restricted Units                                           -                123              123
                  Repurchase of 16,800 Units                                              -               (168)            (168)
                  -------------------------------------------------------------------------------------------------------------
                  BALANCE AT DECEMBER 31, 1994                                          648             64,130           64,778
                  Net income for 1995                                                    98              9,698            9,796
                  Capital contribution                                                    3                  -                3
                  Cash distributions declared ($1.30 per Unit)                         (138)           (13,631)         (13,769)
                  Issuance of 126,970 restricted Units                                    -              1,604            1,604
                  Retirement of 24,725 restricted Units                                   -               (390)            (390)
                  Changes in deferred compensation
                    related to restricted Units                                           -               (926)            (926)
                  -------------------------------------------------------------------------------------------------------------
                  BALANCE AT DECEMBER 31, 1995                                      $   611          $  60,485        $  61,096
                  -------------------------------------------------------------------------------------------------------------

                  The accompanying notes to financial statements are an integral part of these statements.

------------------------------------------------------------------------------
PERKINS FAMILY RESTAURANTS,
L.P.STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31
------------------------------------------------------------------------------
(In Thousands)

                                                                                                   1995        1994        1993
                  -----------------------------------------------------------------------------------------------------------------
                  CASH FLOWS FROM OPERATING ACTIVITIES:
                  Net income                                                                  $   9,796   $   12,008  $   12,602
                  Adjustments to reconcile net income to net cash
                   provided by operating activities
                    Asset writedown (SFAS No. 121)                                                1,900            -           -
                    Depreciation and amortization                                                14,401       12,088      11,851
                    Benefit from/Provision for litigation costs                                    (190)       1,079           -
                    Loss on/Provision for disposition of assets                                     609          800       4,338
                    Gain on disposition of assets                                                     -            -         (86)
                    Other non-cash income and expense items                                       1,498        1,533       1,122
                    Changes in other operating assets and liabilities                            (2,737)      (2,747)       (131)
                  -----------------------------------------------------------------------------------------------------------------
                  Total adjustments                                                              15,481       12,753      17,094
                  -----------------------------------------------------------------------------------------------------------------
                  Net cash provided by operating activities                                      25,277       24,761      29,696
                  -----------------------------------------------------------------------------------------------------------------
                  CASH FLOWS FROM INVESTING ACTIVITIES:
                  Purchases of property and equipment                                           (28,931)     (30,799)    (20,068)
                  Proceeds from sale of property and equipment                                      889          389         105
                  Other investing activities, net                                                   723          687         773
                  -----------------------------------------------------------------------------------------------------------------
                  Net cash used in investing activities                                         (27,319)     (29,723)    (19,190)
                  -----------------------------------------------------------------------------------------------------------------
                  CASH FLOWS FROM FINANCING ACTIVITIES:
                  Proceeds from long-term debt                                                   59,125       34,801      12,300
                  Payments on long-term debt                                                    (41,000)     (15,301)     (7,275)
                  Principal payments under capital lease obligations                             (1,981)      (2,367)     (1,738)
                  Distributions to partners                                                     (13,870)     (13,780)    (13,765)
                  Repurchase of Partnership Units                                                     -         (168)          -
                  Other financing activities, net                                                     -         (125)          -
                  -----------------------------------------------------------------------------------------------------------------
                  Net cash provided by (used in) financing activities                             2,274        3,060     (10,478)
                  -----------------------------------------------------------------------------------------------------------------
                  Net increase (decrease) in cash and cash equivalents                              232       (1,902)         28
                  -----------------------------------------------------------------------------------------------------------------
                  CASH AND CASH EQUIVALENTS:
                  Balance, beginning of year                                                      1,593        3,495       3,467
                  -----------------------------------------------------------------------------------------------------------------
                  Balance, end of year                                                        $   1,825   $    1,593      $3,495
                  =================================================================================================================

                  The accompanying notes to financial statements are an integral part of these statements.

PERKINS FAMILY RESTAURANTS, L.P.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 1995

(1) ORGANIZATION AND SUMMARY OF
    SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION
The operations of Perkins Family Restaurants, L.P. ("PFR"), a Delaware limited partnership, are conducted through Perkins Restaurants Operating Company, L.P. ("PROC"), a Delaware limited partnership. PFR is the sole limited partner and owns 99% of PROC. The combined activities of PFR and PROC are referred to herein as activities of the "Partnership." The Partnership is managed by Perkins Management Company, Inc. ("PMC"). PMC, a wholly owned subsidiary of Perkins Restaurants, Inc. ("PRI"), is the sole general partner and owns 1% of both PROC and PFR. PRI owns approximately 48% of the Limited Partnership Units ("Units") of PFR. PRI is a wholly owned subsidiary of The Restaurant Company ("TRC" - formerly Tennessee Restaurant Company).

As general partner of the Partnership, PMC does not receive any compensation other than distributions attributable to its 1% general partner's interest in each of PROC and PFR. The Partnership reimburses PMC for all of its direct and indirect costs (principally general and administrative costs) allocable to the Partnership.

The activities of the Partnership are governed by the terms of the partnership agreements (the "Agreements"). The significant provisions of the Agreements not described elsewhere are that the general partner has sole and complete discretion in determining the consideration, terms and conditions with respect to any future issuance of Units and no preemptive rights to acquire additional Units exist.

The Partnership owns and franchises family style restaurants which serve a wide variety of high quality, moderately priced breakfast, lunch, and dinner entrees, snacks and bakery products. Perkins Family Restaurants provide table service and are generally open 24 hours a day (except Christmas day and certain late night hours in selected markets), seven days a week. The restaurants are located in 32 states with the largest number in Minnesota, Ohio, New York, Pennsylvania and Florida. There are eight franchised restaurants located in Canada. The Partnership also offers cookie doughs, muffin batters, pancake mixes, pies and other food products for sale to Partnership-operated and franchised restaurants and bakery and food service distributors through Foxtail Foods, the Partnership's manufacturing division.

BASIS OF PRESENTATION
The financial statements include the combined accounts of PFR and PROC after elimination of all material intercompany amounts. Revenues and expenses are allocated to the general and limited partners on the basis of their respective ownership interests.

Total revenues and food cost for 1993 have been restated to conform to 1995 and 1994 presentation, which reflects the elimination of Foxtail Foods' sales to Partnership-operated restaurants through third party distributors. Until 1994, those intercompany sales were not significant to the Partnership's financial statements as a whole. Certain other prior year amounts have been reclassified to conform to current year presentation.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH EQUIVALENTS
The Partnership considers highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

FRANCHISE REVENUE
Franchisees are required to pay an initial fee to the Partnership when each franchise is granted. These fees are not recognized as income until the restaurants open. The Partnership also receives franchise royalties ranging from one to six percent of the gross sales of each franchised restaurant. These royalties are recorded as income monthly.

PROPERTY AND EQUIPMENT
Major renewals and betterments are capitalized; replacements, maintenance and repairs which do not extend the lives of the assets are charged to operations as incurred.

PREOPENING COSTS
New store preopening costs are deferred and amortized over twelve months starting when the restaurant opens.

INCOME TAXES
For state and Federal income tax purposes, the Partnership is not a taxpaying entity. As a result, taxable income, which may vary substantially from income reported for financial reporting purposes, is includable in the state and Federal tax returns of the individual partners. Accordingly, no current provision for income taxes is reflected in the accompanying financial statements. The tax returns of the Partnership are subject to examination by state and Federal taxing authorities. If such examinations result in changes to taxable income, the tax liability of the partners would be changed accordingly. The net income of publicly traded limited partnerships, such as the Partnership, is considered portfolio income to their partners and is not available to offset passive losses of the partners for tax years after 1986.

On December 22, 1987, tax legislation was enacted which will have the effect of taxing the Partnership as a corporation for tax years beginning after 1997. The Partnership could be subject to corporate income taxes earlier than 1998 if it adds a substantial new line of business.

Effective January 1, 1993, the Partnership adopted SFAS No. 109, "Accounting for Income Taxes." The adoption of this standard changed the Partnership's method of accounting for income taxes to an asset and liability approach.
SFAS No. 109 requires the Part-
nership to recognize deferred tax liabilities and assets for the expected future tax consequences of existing temporary differences between the carrying amounts and the tax bases of assets and liabilities that are projected to reverse after January 1, 1998.

CASH DISTRIBUTIONS
The Partnership recognizes cash distributions payable to its partners as of the declaration dates. Cash distributions of $1.30 per Unit were declared during 1994 and 1995 ($.325 per Unit during each quarter). As a limited partner, PRI received approximately 48% of these total distributions.

NET INCOME PER UNIT
Net income per Unit is computed based on the weighted average number of Units outstanding (adjusted for equivalent Units) after deducting the general partner's 1% interest from Partnership earnings.

(2) SUPPLEMENTAL CASH FLOW INFORMATION

The increase or decrease in cash and cash equivalents due to changes in operating assets and liabilities for the years ended December 31 consisted of the following (in thousands):


                                              1995       1994       1993
       -------------------------------------------------------------------
       (Increase) Decrease in:
       Receivables                          $  (877)   $(2,395)    $(660)
       Inventories                             (239)      (688)     (371)
       Prepaid expenses and
         other current assets                (1,032)    (1,159)     (734)
       Other assets                             157        (82)       85
       Increase (Decrease) in:                           1,228
       Accounts payable                        (341)     1,228        37
       Accrued expenses                        (545)      (153)      893
       Other liabilities                        140        502       619
       -------------------------------------------------------------------
                                            $(2,737)   $(2,747)    $(131)
       ===================================================================


The Partnership paid interest of $5,621,000 in 1995, $3,637,000 in 1994 and $3,267,000 in 1993.

The capital lease obligations of two properties targeted for disposition in 1993 were terminated during 1994 in accordance with the related lease buyout agreements. The payments required by the agreements are included in principal payments under capital lease obligations in the Statements of Cash Flows. Losses on these terminations were charged to the reserve established specifically for this purpose.

(3) PROPERTY AND EQUIPMENT

Property and equipment consisted of the following as of December 31 (in thousands):


                                                        1995     1994
                  -----------------------------------------------------
                  OWNED
                  Land and land improvements          $ 27,070 $ 24,570
                  Buildings                             63,203   52,500
                  Leasehold improvements                27,851   22,112
                  Equipment                             64,336   54,180
                  Construction in progress               3,501    4,972
                  -----------------------------------------------------
                                                       185,961  158,334

                  Less - Accumulated depreciation
                    and amortization                   (75,246) (61,006)
                  ------------------------------------------------------
                                                       110,715   97,328
                  ------------------------------------------------------

                  LEASED
                  Buildings                             26,925   27,412
                  Less - Accumulated amortization      (20,205) (19,336)
                  ------------------------------------------------------
                                                         6,720    8,076
                  ------------------------------------------------------
                                                      $117,435 $105,404
                  ======================================================


Depreciation and amortization for financial reporting purposes is computed using the straight-line method based on the shorter of either the estimated useful lives or the lease terms of the property, as follows:

                                                     YEARS
                            ------------------------------
                            Owned:
                             Land improvements        3-20
                             Buildings               20-30
                             Leasehold improvements   7-20
                             Equipment                 3-7
                            Leased buildings         20-25

(4) LEASES

As of December 31, 1995, there were 139 restaurants operated by the Partnership, as follows:

         52 with both land and building owned
         72 with both land and building leased
         15 with the land leased and building owned

As of December 31, 1995, there were 30 restaurants either leased or subleased to others by the Partnership as follows:

          18 with both land and building leased
          10 with both land and building owned
           2 with the land leased and building owned

Most of the restaurant leases have a primary term of 20 years and generally provide for two to four renewals of five years each. Certain leases provide for minimum payments plus a percentage of sales in excess of stipulated amounts.

Future minimum payments related to leases that have initial or remaining lease terms in excess of one year as of December 31, 1995 were as follows
(in thousands):

                                   LEASE OBLIGATIONS
-------------------------------------------------------
                                 CAPITAL      OPERATING
-------------------------------------------------------
1996                             $ 3,072       $ 5,405
1997                               2,453         5,128
1998                               1,982         4,947
1999                               1,691         4,705
2000                               1,279         4,334
Thereafter                         5,619        24,902
-------------------------------------------------------
Total minimum lease payments      16,096       $49,421
                                               ========
Less:
Amounts representing interest     (5,302)
-----------------------------------------
Capital lease obligations        $10,794
=========================================

Capital lease obligations have effective interest rates ranging from 8.9% to 16.1% and are payable in monthly installments through 2011. Maturities of such obligations at December 31, 1995 for the years 1996 through 2000 and thereafter were $1,984,000, $1,568,000, $1,253,000, $1,091,000, $786,000 and $4,112,000,
respectively.

Future minimum gross rental receipts, as of December 31, 1995, were as follows (in thousands):

                               AMOUNTS RECEIVABLE AS
-------------------------------------------------------
                              LESSOR         SUBLESSOR
-------------------------------------------------------
1996                         $   920         $ 1,605
1997                             920           1,564
1998                             920           1,367
1999                             920           1,135
2000                             920             866
Thereafter                     8,940           3,510
-------------------------------------------------------
Total minimum lease rentals  $13,540         $10,047
=======================================================

The net rental expense included in the accompanying financial statements for operating leases was as follows (in thousands):

                                      1995          1994        1993
---------------------------------------------------------------------
Minimum rentals                     $ 5,064        $5,144      $4,662
Contingent rentals                    1,004         1,007         990
Less sublease rentals                  (982)         (918)       (752)
----------------------------------------------------------------------
                                    $ 5,086        $5,233      $4,900
======================================================================


(5) INTANGIBLE AND OTHER ASSETS

Intangible and other assets, net of accumulated amortization, were as follows as of December 31 (in thousands):

                                                  1995           1994
------------------------------------------------------------------------
Excess of cost over fair value of net
  assets acquired, being amortized
  evenly over 30 to 40 years                  $ 24,618         $ 25,610
Present value of estimated future
  royalty fee income of acquired
  companies, being amortized evenly
  over the remaining lives of the
  franchise agreements                             574              728
Other                                              988              950
--------------------------------------------------------------------------
                                              $ 26,180         $ 27,288
==========================================================================

The Partnership periodically reevaluates the realizability of its excess cost over fair value of net assets acquired by comparing the unamortized balance with projected undiscounted cash flows from operations. The realizability of intangible assets related to future royalty fee income is also assessed periodically based on the performance of the applicable franchise restaurants.

(6) ACCRUED EXPENSES
Accrued expenses consisted of the following as of December 31
(in thousands):

                                                   1995          1994
-----------------------------------------------------------------------
Payroll and benefits                             $ 5,451        $ 4,931
Property, real estate and sales taxes              2,093          1,906
Insurance                                          1,475          1,405
Accrued litigation costs                               -          1,079
Accrued disposition costs                            384            842
Rent                                               1,025            985
Advertising                                          521            507
Other                                              2,150          2,155
------------------------------------------------------------------------
                                                 $13,099        $13,810
========================================================================

(7) LONG-TERM DEBT
Long-term debt consisted of the following at December 31 (in thousands):


                                                  1995           1994
-----------------------------------------------------------------------
Unsecured Senior Notes:
  7.19%, due in quarterly installments
    beginning December 13, 1997
    through December 13, 2005                    $20,000       $     -
  8.6%, due in quarterly installments
    through July 1, 2002                          11,850        12,975
  6.99%, due in quarterly installments
    through July 1, 2003                           4,325         4,625
Revolving credit agreement,
    due June 30, 1997                             18,250        16,700
Term loan, due in quarterly installments
    through June 30, 1998                          7,000         9,000
------------------------------------------------------------------------
                                                  61,425        43,300
Less current maturities                           (3,575)       (3,425)
------------------------------------------------------------------------
                                                 $57,850       $39,875
========================================================================

During the fourth quarter of 1995, the Partnership issued $20,000,000 of 7.19% Unsecured Senior Notes due December 13, 2005 to an insurance company. The proceeds were used to repay outstanding borrowings under the Partnership's revolving line of credit. The note agreement also provides for a $15,000,000 Private Shelf Note Facility which expires December 13, 1997.

During the second quarter of 1994, the Partnership refinanced the outstanding borrowings under its existing line of credit by entering into a $40,000,000 revolving line of credit facility and a $10,000,000 term loan agreement with three banks. The revolving line of credit contains a $6,000,000 sublimit for letters of credit and expires on June 30, 1997, at which time all amounts become payable. At December 31, 1995, approximately $1,920,000 in letters of credit were outstanding under the line of credit facility. The borrowings under the term loan agreement are due in quarterly installments through June 30, 1998. Pursuant to the revolving line of credit and term loan facilities, all amounts outstanding under these agreements initially bear interest at either the Base Rate or Euroloan Rates, as defined in the applicable agreement.

In order to manage interest costs, the Partnership entered into an interest rate swap agreement in 1994 with its lender that effectively fixes interest for the term loan at 7.63%. The notional amount protected by this transaction decreases as quarterly installments of principal are made, and the LIBOR component is adjusted quarterly. The agreement expires June 30, 1998.

The Partnership also entered into a participating interest rate swap and cap agreement that protects the first $10,000,000 of borrowings outstanding under the revolving line of credit facility. The first $5,300,000 is effectively fixed at 8.25%, while the next $4,700,000 floats at either the Base Rate or the Euroloan Rate pursuant to the terms of the line of credit facility, but is capped at 8.25%. The swap and cap agreement is effective through June 30, 1997, and the LIBOR component is adjusted quarterly.

These derivative financial instruments have an inherent element of risk that the counterparties may be unable to meet the terms of the agreements. The Partnership has minimized such risk exposure by limiting the counterparties to major financial institutions.

Based on the borrowing rates currently available for debt with similar terms and maturities, the approximate fair market value of the Partnership's long-term debt as of December 31 was as follows (in thousands):

                                                  1995            1994
------------------------------------------------------------------------
7.19% Unsecured Senior Notes                   $ 20,000         $     -
8.6% Unsecured Senior Notes                      12,398          12,862
6.99% Unsecured Senior Notes                      4,300           4,270
Interest Rate Swap Agreement                        154            (236)
Participating Interest Rate Swap
  and Cap Agreement                                 156            (199)


The values associated with the interest rate swaps represent the estimated contract values as reported to the Partnership by the commercial bank that is the counterparty to these agreements.

Because the terms of the Partnership's revolving line of credit and term loan facilities provide that borrowings outstanding under those agreements bear interest at current market rates, management believes that the related liabilities reflected in the accompanying balance sheets approximate fair market value.

Pursuant to both the Unsecured Senior Notes and revolving line of credit agreements, the Partnership must maintain a minimum tangible net worth and other specified financial ratios, and is subject to certain restrictions which limit additional indebtedness. At December 31, 1995, the Partnership was in compliance with all such requirements.

Aggregate annual maturities of long-term debt subsequent to December 31, 1995 were as follows (in thousands):

              1996           $ 3,575
              1997            22,606
              1998             7,674
              1999             4,824
              2000             5,049
              Thereafter      17,697
              ----------------------
                             $61,425
              ======================

Interest expense capitalized in connection with the Partnership's construction activities amounted to approximately $153,000, $331,000 and $240,000 for the years ended December 31, 1995, 1994 and 1993, respectively.

(8) LIMITED PARTNERSHIP UNITS
Limited Partnership Units issued and outstanding were as follows:

                                         1995            1994
----------------------------------------------------------------
Units issued and outstanding,
  beginning of year                   10,379,125      10,386,155
Issuance of restricted Units             126,970          30,600
Retirement of restricted Units           (24,725)        (20,830)
Purchase of partnership Units                  -         (16,800)
-----------------------------------------------------------------
Units issued and outstanding,
  end of year                         10,481,370      10,379,125
=================================================================

(9) INCOME TAXES

As of January 1, 1993, the Partnership recorded the cumulative effect of adopting SFAS No. 109, "Accounting for Income Taxes." SFAS No. 109 requires the Partnership to recognize deferred tax assets and liabilities for the expected future tax consequences of existing temporary differences between the carrying amounts and the tax bases of assets and liabilities that are projected to reverse after January 1, 1998, the date after which the Partnership will become a taxable entity.

As of December 31, 1995, the Partnership had deferred tax assets that equaled or exceeded deferred tax liabilities. The deferred tax assets and liabilities are related to existing temporary differences that are projected to reverse after January 1, 1998. Management believes that a conclusion as to the realizability of these assets based upon current circumstances is highly subjective, and has therefore established a valuation allowance. Accordingly, no deferred provision for income taxes has been reflected in the accompanying financial statements.

The components of the Partnership's net deferred tax assets as of December 31 were as follows (in thousands):


                                        1995             1994
---------------------------------------------------------------
Depreciation                          $(1,670)         $(1,150)
Capitalized leases                      1,240            1,240
Reserves                                  795              700
Other, net                                210              290
---------------------------------------------------------------
Total deferred tax assets                 575            1,080
Valuation allowance                      (575)          (1,080)
---------------------------------------------------------------
Net deferred tax assets               $     -          $     -
===============================================================


(10) CONTINGENCIES

In 1994, the Partnership recorded a provision of $1,079,000 for damages associated with two separate lawsuits brought against the Partnership. During the second quarter of 1995, the Partnership settled one of the suits for $190,000 less than the original provision. The reversal of the excess accrual was recorded in the second quarter. The second suit was settled in October 1995 for the amount originally accrued.

In March 1995, two former employees filed a lawsuit in the U.S. District
Court for the District of North Dakota alleging sexual harassment and related claims. The plaintiffs allege damages which, if proven, could have a material adverse impact on the Partnership. The Partnership is vigorously defending itself against all claims asserted by the plaintiffs. The Partnership is also a party to various other legal proceedings in the ordinary course of business. Management does not believe it is likely that these proceedings, either individually or in the aggregate, will have a material adverse effect on the Partnership's financial position or results of operations.

The Partnership has sponsored financing programs offered by certain lending institutions to help its franchisees procure funds for the construction of new franchise restaurants and to purchase and install the Perkins in-store bakery. The Partnership provides a limited guaranty of the funds borrowed. At December 31, 1995, there were approximately $1,270,000 in borrowings outstanding under these programs. The Partnership has guaranteed $1,050,000 of these borrowings which represents its minimum commitments under these agreements. The Partnership does not anticipate its guaranties will exceed these minimums in the future.

During 1995, the Partnership entered into a separate agreement with one of the lending institutions to assist a franchisee in obtaining lease financing to install in-store bakeries in 28 existing restaurants operated by the franchisee. Pursuant to the agreement, the Partnership will provide a declining limited guaranty to the lender for payment of the franchisee's obligations between the lender and the franchisee, not to exceed $1,350,000. The Partnership's current maximum liability if the maximum lease commitment is funded would be $945,000. At December 31, 1995, there were approximately $297,000 in borrowings outstanding under the program, of which the Partnership has guaranteed approximately $208,000.

The majority of the Partnership's franchise revenues are generated from franchisees owning less than 5% of total franchised restaurants and, therefore, the loss of any one of these franchisees would not have a material impact on the results of the Partnership's operations. As of December 31, 1995, three franchisees owned 94 of the 319 restaurants franchised by the Partnership. During 1995, the Partnership received royalties and license fees of approximately $1,799,000, $1,851,000 and $1,118,000 from these franchisees. While the exit of one of these franchisees from the system would have a material impact on the future revenues of the Partnership, such an occurrence would not disrupt the normal functioning of the Partnership.

(11) PROVISION FOR PROPERTY DISPOSITIONS

The Partnership recorded a $4,338,000 provision in 1993 related to eleven underperforming properties that had been targeted for disposition ("Targeted Stores").

The major components of the costs and expenses included in that charge were as follows (in thousands):


Reduction of the carrying values of
  operating assets to net realizable values                            $ 2,566
Net present value of noncancelable lease
  commitments, less estimated sublease rental income                       621
Estimated carrying costs for closed properties
  through estimated date of disposition                                    510
Estimated operating costs for stores targeted
  for disposition through estimated date of disposal                       384
Lease buyout costs                                                         140
Other disposal costs, including employee termination                       117
------------------------------------------------------------------------------
                                                                       $ 4,338
==============================================================================


The reduction of the carrying values of operating assets included primarily the writedown of leasehold improvements and equipment to their estimated fair market values. It also included the writeoff of two capital lease assets previously valued at approximately $320,000. The Partnership does not provide post-employment benefits. Employees not transferred to other Partnership-operated restaurants when a store closes receive only accumulated vacation pay.

The provision includes management's best estimates of future sublease rental income for several of the properties which are based on the current rentals being received. The amounts the Partnership ultimately collects in sublease rental income could be materially different from the estimates used. However, management does not anticipate material changes in these estimates.

During 1995 and 1994, an additional provision of $335,000 and $800,000, respectively, was recorded to further reduce the carrying value of certain assets related to Targeted Stores and to cover increases in the estimated exit costs for these properties due to changes in the available market data. The carrying values of the assets associated with the remaining Targeted Stores have been reduced to their estimated net realizable values. As of December 31, 1995, the Partnership had substantially completed the disposition of these properties.

Lease buyout payments and other disposal costs totaling approximately $560,000 and $1,123,000 were charged against the reserve in 1995 and 1994. The negative cash flows associated with Targeted Stores were approximately $521,000, $787,000 and $980,000 for the years ended December 31, 1995, 1994 and 1993, respectively.

(12) UNIT PLAN

The Perkins Family Restaurants, L.P. Restricted Limited Partnership Unit
Plan ("Unit Plan") was initially adopted in October 1987. At December 31, 1995, a total of 450,000 Units were authorized for issuance under the Unit Plan.

Awards of restricted Units under the Unit Plan may be made to officers and key employees of PMC, PRI and their affiliates as well as certain members of PMC's Board of Directors. A committee composed of those directors of PMC who are not eligible to receive awards of Units (the "Committee") has been appointed to administer the Unit Plan. At the time of each award, the Committee determines the applicable award restrictions, including, without limitation, (i) a restricted period (not to exceed ten years) during which the Units cannot be sold, transferred or pledged and (ii) the date(s) on which restrictions on all or a portion of the Units awarded lapse. To the extent declared, cash distributions are paid on all Units awarded under the Unit Plan even during the restricted period.

At December 31, 1995, there were 412,170 Units issued and outstanding under the Unit Plan. The expense related to the Unit Plan is recognized over the periods in which the restrictions on the Units lapse. As of December 31, 1995, restrictions had lapsed on 214,910 of the 412,170 Units issued under the Unit Plan. On January 2, 1996 the Board of Directors removed restrictions on an additional 18,575 Units. The unamortized amount of $2,888,000 related to the remaining 197,260 Units is reflected as deferred compensation in the accompanying balance sheet.

(13) EMPLOYEE BENEFITS

The Perkins Retirement Savings Plan (the "Plan") as amended and restated effective January 1, 1992, was established for the benefit of all eligible employees, both hourly and salaried, of PROC and of any Participating Company, as defined. At December 31, 1995, Participating Companies were PMC, PFR, TRC Realty and TRC.

All participating employees at December 31, 1991 remained eligible to participate in the Plan as amended and restated January 1, 1992. All other employees of the Partnership and Participating Companies who have satisfied the participation requirements are eligible for participation in the Plan provided they (i) have attained the age of 21 and (ii) have completed one Year of Service, as defined, during which they have been credited with 1,000 Hours of Service.

Participants may elect to defer from 1% to 15% of their annual eligible compensation. PROC and Participating Companies may make a matching contribution equal to a percentage of the amount deferred by the participant or a specified dollar amount as determined each year by their respective Boards of Directors. During 1995, the Partnership, PMC and TRC Realty matched contributions at a rate of 25%, up to the first 6% deferred by each participant. During 1994 and 1993, the Partnership and PMC elected to match contributions at a rate of 50% up to the first 6% deferred by each participant. Neither PFR nor TRC had employees participat-ing in the Plan at any time during 1995, 1994 or 1993. TRC Realty had no participating employees during 1994 or 1993.

Participants are always 100% vested in their salary deferral accounts and qualified rollover accounts. Vesting in the employer matching account is based on qualifying Years of Service. A participant vests 60% in the employer matching account after three years, 80% after four years and 100% after five years.

A participant may apply for a loan from his or her salary deferral and rollover accounts. Generally, loans are made for a period of five years (ten years if for the purchase of the principal residence of the participant) subject to certain restrictions. The interest rate is fixed at the Prime Rate plus two percent.

The trust established under the Plan is intended to qualify under the appropriate section of the Internal Revenue Code (the "IRC") as exempt from Federal income taxes. The Plan has filed for a determination by the Internal Revenue Service with regards to the qualification of the Plan. Although no determination letter has been received, Management believes that the Plan is currently operating in compliance with all applicable provisions of the IRC and that a favorable determination will be received.

(14) ASSET WRITEDOWN (SFAS No.121)

In March 1995, the Financial Accounting Standards Board (the "FASB") issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." SFAS No. 121 requires companies to evaluate the recoverability of assets (including intangibles) based upon their related undiscounted estimated future cash flows. Although adoption of SFAS No. 121 is not required until the first quarter of 1996, the FASB encouraged early adoption and, accordingly, Perkins elected to adopt as of December 31, 1995.

In adopting SFAS No. 121, the Partnership evaluated all material asset groups, including intangibles associated with specific Partnership-operated properties and specific franchise agreements. As a result of this review, the Partnership identified three restaurant properties which are not expected to generate undiscounted future cash flows sufficient to cover the carrying value of the underlying assets related to these properties.

As required under SFAS No. 121, the carrying amounts of the assets associated with these restaurant properties were written down to their fair market values as estimated based on the Partnership's experience in disposing of similar under-performing properties, negotiations with lessors of the subject properties and historical industry lease rates for similarly performing real estate. The resulting non-cash charge, as identified on the accompanying financial statements, reduced 1995 net income by $1,900,000 of which $1,290,000 was related to assets to be disposed of. The remaining amounts were due to writedowns of long term assets deemed to be impaired by the Partnership. The major components of the SFAS No. 121 charge were as follows (in thousands):


Reduction of the carrying values of
  operating assets to fair market values                      $ 1,428
Net present value of noncancelable lease
  commitments, less estimated sublease income                     367
Other disposal costs, including commissions                       105
---------------------------------------------------------------------
                                                              $ 1,900
=====================================================================


Management is aggressively pursuing subleasing one of the properties identified in an effort to discontinue operations as a Partnership-operated restaurant prior to December 1996. Based on the expected sublease rental income on this property, the carrying amounts of all owned and leased assets related to this property were concluded to have no fair market value. A provision for future losses was recorded to reflect the net present value of the future lease payments less estimated sublease income on this property. The Partnership's results of operations include losses related to this property of $277,000, $229,000 and $210,000 for the years ended December 31, 1995, 1994, and 1993, respectively.

Management believes that estimates used in evaluating the adoption of SFAS No. 121 were reasonable. However, actual expenses and cash flows could differ from these estimates.

RESPONSIBILITY FOR FINANCIAL STATEMENTS

                   The Partnership's management is responsible for the preparation, accuracy and integrity of the financial statements.

                   These statements have been prepared in accordance with generally accepted accounting principles consistently applied, in all material respects, and reflect estimates and judgments by management where necessary.

                   The Partnership maintains a system of internal accounting control which is adequate to provide reasonable assurance that transactions are executed and recorded in accordance with management's authorization and that assets are safeguarded.

                   Arthur Andersen LLP, independent public accountants, performs a separate independent audit of the financial statements. This includes an assessment of selected internal accounting controls to determine the nature, timing and extent of audit tests and other procedures they deem necessary to express an opinion on the fairness of the financial statements.

                   The adequacy of the Partnership's internal accounting controls is under the review of the Audit Committee of the Board of Directors.

--------------------------------------------------------------------------------
REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

                   To the Partners of Perkins Family Restaurants, L.P.:

                   We have audited the accompanying balance sheets of PERKINS FAMILY RESTAURANTS, L.P. (a Delaware limited partnership) as of December 31, 1995 and 1994, and the related statements of income, changes in partners' capital and cash flows for each of the three years ended December 31, 1995. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

                   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

                   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Perkins Family Restaurants, L.P. as of December 31, 1995 and 1994 and the results of its operations and its cash flows for each of the three years ended December 31, 1995, in conformity with generally accepted accounting principles.

                   As discussed in Note 14 to the consolidated financial statements, in 1995 the Partnership adopted Statement of Financial Accounting Standards No. 121, and in connection therewith, recorded an impairment loss of $1,900,000 for certain long-lived assets.

                                                       Arthur Andersen LLP


                   Memphis, Tennessee
                   February 13, 1996

PERKINS MANAGEMENT COMPANY, INC.

(General Partner of          BOARD OF DIRECTORS
Perkins Family               DONALD N. SMITH              Chairman of the Board
Restaurants, L.P.)           LEE N. ABRAMS (a)            Senior Partner, Mayer, Brown & Platt
                             STEVEN L. EZZES              Private Investor
                             CHARLES A. LEDSINGER         Senior Vice President and Chief Financial Officer
                                                          Harrah's Entertainment, Inc.
                             (a) member of the Audit Committee

                             OFFICERS
                             DONALD N. SMITH              Chief Executive Officer
                             RICHARD K. ARRAS             President and Chief Operating Officer
                             MICHAEL D. KELLY             Executive Vice President, Marketing
                             KENNETH L. KEYMER            Executive Vice President,Operations
                             JACK W. WILLINGHAM           Executive Vice President, Restaurant Development
                             LARRY W. BROWNE              Senior Vice President, Corporate Finance
                             MATTHEW J.ANGELLO            Vice President, Human Resources
                             JAMES F. BARRASSO            Vice President,  Foodservice Development
                             MICHAEL P. DONAHOE           Vice President, Accounting and Controller
                             ANTHONY C. SETA              Vice President, Research and Development
                             DONALD F.WISEMAN             Vice President, General Counsel and Secretary

INVESTOR INFORMATION
--------------------------------------------------------------------------------------------------------------------------------
                             LISTING OF SECURITIES        Perkins limited partnership interests are traded on the New York Stock
                                                          Exchange under the symbol "PFR" and are listed in THE WALL STREET JOURNAL as "PerkFamR."

                             DEPOSITARY AGENT             Boston Equiserve Transfer Processing
                                                          P.O. Box 644
                                                          Boston, Massachusetts 02105-0644
                                                          (800)730-6001

                             AVAILABILITY                 A copy of the Partnership's annual report on Form 10-K filed with the
                             OF FORM 10-K                 Securities and Exchange Commission is available to partners without charge from:
                                                          Perkins Family Restaurants, L.P.
                                                          Investor Relations
                                                          6075 Poplar Avenue
                                                          Memphis, Tennessee 38119-4709

                             EXECUTIVE OFFICES            6075 Poplar Avenue
                                                          Memphis, Tennessee  38119-4709
                                                          (901)766-6400

                             INDEPENDENT PUBLIC           Arthur Andersen LLP
                             ACCOUNTANTS                  Memphis, Tennessee

                             TRADEMARKS                   The following trademarks are used in this report to identify products and services of Perkins Restaurants Operating Company, L. P.: Perkins, Perkins
                                                          Family Restaurant, Perkins Family Restaurant and Bakery, Perkins Express
                                                          and Bakery and Perkins Bakery.

                             COPYRIGHT                    Copyright 1996, Perkins Restaurants Operating Company, L. P.





Stock Market Data
---------------------------------------------------------------------------------------------------------------------------------
Price Per Unit               1995                High         Low            1994             High            Low
                             1st Quarter        13.500       10.250       1st Quarter       21.750          18.000
                             2nd Quarter        13.000       11.000       2nd Quarter       19.625          14.750
                             3rd Quarter        12.750       11.500       3rd Quarter       16.125          12.500
                             4th Quarter        12.375       11.000       4th Quarter       13.250           9.875
                             ---------------------------------------------------------------------------------------------------

                                      18

PERKINS FAMILY RESTAURANTS LOCATIONS
As of March 15, 1996


ARIZONA
Bullhead City     2250 Hwy. 95                     Orlando           5705 LaCosta Dr.
Chandler          2041 N. Arizona Ave.                               6813 Sand Lake Rd.
                  7250 W. Chandler Blvd.                             12559 State Rd. 535
Flagstaff         1900 S. Milton Rd.                                 7000 Kirkman Rd.
Glendale          6039 W Bell Rd.                                    2001 Consulate Dr.
Mesa              2034 E Southern                  Palm Bay          5250 Babcock St.
                  4906 E Main                      Port Charlotte    1700 Tamiami Trail
Phoenix           310 E Bell Rd.                   Port Richey       11929 US Hwy. 19
Scottsdale        8624 E Shea Blvd.                Port St. Lucie    9202 S Federal Hwy.
Tempe             1160 E University Dr.            Rosemont          5320 N Orange
Tucson            4775 E Grant                                       Blossom Trail*
                  4650 W Ina Rd.                   Satellite Beach   501 N A1A
                                                   Spring Hill       4685 Commercial Way
ARKANSAS                                           Venice            1331 S 41 Bypass
Blytheville       East Main & I-55                 W. Palm
Jonesboro         2104 S Caraway Rd.               Beach             2585 S Military Trail

COLORADO                                           IDAHO
Arvada            8691 Sheridan Blvd.              Boise             8000 W Franklin St.
Aurora            1111 S JolietBoulder             Burley            800 N Overland Ave.
                  2800 E Aurora                    Caldwell          909 Specht St.
Colorado                                           Coeur d'Alene     W 290 Appleway
Springs           3295 E Platte                    Idaho Falls       2000 Channing Way
                  5190 N Academy Blvd.             Pocatello         1600 Pocatello Creek
Denver            1995 S Colorado Blvd.            Twin Falls        1564 Blue Lakes Blvd.
                  4115 E Colfax Ave.
Fort Collins      3300 S College Ave.              ILLINOIS
                  310 S College Ave.               Bloomington       506 I.A.A. Dr.
Golden            1495 Simms St.                   Champaign         21 E Kenyon Rd.
Greeley           2297 Greeley Mall                Decatur           2999 N Monroe St.
Lakewood          3244 S Wadsworth Blvd.           Galesburg         1850 N Henderson
Littleton         211 E County Line Rd.            Peoria            4019 N War Mem'l
Loveland          2222 E Eisenhower Blvd           Rockford          6779 E State St.
Northglen         12015 Melody Dr.                 Springfield       3429 Freedom Dr.
Wheatridge        7540 W 44th Ave.                 Urbana            1214 W University*

DELAWARE                                           INDIANA
Newark            #12 Liberty Plaza                Anderson          5033 Scatterfield Rd.
Wilmington        1900 Maryland Ave.               Castleton         5320 E 82nd St.
                                                   Elkhart           2900 Cassopolis
FLORIDA                                            Mooresville       460 Towne Ctr. Rd.
Altamonte                                          South Bend        423 S Dixie Hwy.
Springs           215 W Hwy. 436
Bonita                                             IOWA
Springs           27941 Crown Lake Blvd.           Ames              325 S Duff
Bradenton         6023 14th St. W                  Burlington        3300 Agency Rd.
Cape Coral        1551 Del Prado Blvd.             Cedar Rapids      3310 SouthGate Ct.
                  1502 Cape Coral Pkwy                               315 Collins Rd. NE
Clearwater        2626 Gulf to Bay Blvd.           Clear Lake        1207 25th St.
Cocoa Beach       5590 N Atlantic Ave.             Coralville        819 1st Ave.
Davenport         4949 Hwy. 27                     Council Bluffs    3250 S Expressway
Fort Pierce       2741 Crossroads Pkwy.            Des Moines        2000 McKinley
Fort Myers        12300 S. Cleveland Ave.                            2425 E Euclid
                  4921 Palm Beach Blvd.                              4601 Merle Hay Rd.
                  11410 Summerlin Square                             8601 Hickman
                  13620 N Cleveland Ave.           DuBuque           3500 Dodge St.
Gainesville       6825 NW 8th Ave.                 Marshalltown      3012 S Center St.
Kissimmee         5170 Irlo Bronson Mem.           Mason City        2201 4th St. SW
                  7451 Irlo Bronson Mem.           Newton            1505 W 19th St. S
                  3419 W Vine                      Sioux City        501 Gordon Dr.
Lehigh Acres      2700 Lee Blvd.                   Waterloo          3280 University Ave.
Maitland          441 S Orlando Ave.
Melbourne         315 East NASA                    KANSAS
Mt .Dora          17050 US 441                     Great Bend        2920 10th St.*
Naples            4255 Tamiami Trail               Kansas City       7262 State Ave.
                  4335 Tamiami Trail               Lawrence          1711 W 23rd St.
Ocala             3435 SW College Rd.              Olathe            1828 E Sante Fe St.
                                                   Shawnee
                                                   Mission           7401 Frontage Rd.
                                                                     10200 W 63rd St.
                                                   Topeka            1720 SW Wanamaker


KENTUCKY
Covington         Third & Bakewell                 New Ulm           1727 S Broadway
Erlanger          3060 Dixie Hwy.                  N. Mankato        1123 Range St.
Florence          8117 US Hwy. 42                  Owatonna          1200 Interstate Hwy. 35
Highland Hts.     2611 Alexandria Pike             Plymouth          2945 Empire Lane
Lexington         2401 Richmond Rd.                Red Wing          812 Withers Harbor Dr.
London            1916 W Hwy. 192                  Rochester         1647 S Broadway
                                                                     432 16th Ave. NW
MARYLAND                                           Roseville         2194 Snelling Ave. N
California        2601 Wildewood Ctr.              Saint Paul        1979 Old Hudson Rd.
Leonardtown       40875 Merchants Ln.                                1544 University Ave.
                                                   Sauk Rapids       Golden Spike Rd.
MICHIGAN                                           Shakopee          1205 E 1st Ave.
Grand Rapids      5121 28th St. SE                 St. Cloud         30 Park Ave.
                  5401 Northland Dr                                  118 6th Ave.
Holland           2332 N. Park Dr.                 Stillwater        2050 Frontage Rd. W
Houghton          1001 W Sharon                    Vadnais Hts.      1045 County Rd. E
Kalamazoo         3810 E Cork St.                  West St. Paul     1365 S Robert St.
Walker            3300 Alpine Ave.                 Willmar           2645 S Hwy. 71
                                                   Winona            956 Mankato Ave.
MINNESOTA                                          Woodbury          7325 Currel Blvd.
Albert Lea        2215 E Main St.                  Worthington       1445 Darling Dr.
Alexandria        4920 Hwy. 29 S.
Anoka             601 W Main                       MISSISSIPPI
Apple Valley      7620 150th St. W                 Jackson           5469 I-55 N
Arden Hills       3855 N Lexington Ave.
Austin            701 17th Ave.                    MISSOURI
Bemidji           Hwy. 2 W                         Blue Springs      3316 Outer Rd.
Blaine            12501 Central Ave. NE            Columbia          1000 I-70 Dr. SW
Bloomington       8324 Lyndale Ave. S              Gladstone         6292 N Oak St.
                  4000 W 78th St.                  Grandview         13055 S Hwy. 71
Brainerd          623 W Washington St.             Independence      16201 E 24 Hwy.
Brooklyn                                                             3001 S Noland Rd.
Center            5915 John Martin Dr.             Jefferson City    1722 Jefferson St.
Buffalo           801 Central Ave.                 Lee's Summit      1001 SE Hamblen Rd.
Burnsville        12750 W Frontage Rd.             Liberty           100 N 291 Hwy.
Chanhassen        951 W 78th St.                   Saint Joseph      3901 Frederick Ave.
Cloquet           64 Lumberjack Hwy.               Sedalia           1100 South Limit Ave.
Coon Rapids       2550 Coon Rapids Blvd.           Springfield       729 W Sunshine Rd.
Cottage
Grove             7165 SE Point Douglas            MONTANA
Crystal           5420 W Broadway Ave.             Billings          765 S 20th St. W
Detriot Lakes     990 W Hwy. 10                                      825 N 27th St.
Duluth            4005 W Michigan St.              Bozeman           2505 W Main St.
                  1302 Miller Trunk Hwy.           Butte             2900 Harrison Ave.
                  2502 London Rd.                  Great Falls       526 2nd Ave. N
Eagan             1345 Towne Center Dr.            Kalispell         1390 Highway 2 E
Edina             4917 Eden Ave.
Elk River         18838 Dodge St. NW               NEBRASKA
Fairmont          I-90 & Hwy. 15                   Kearney           609 Second Ave.
Fergus Falls      623 Frontier Dr.                 Lincoln           2900 NW 12th St.
Forest Lake       1155 W Broadway                                    121 N 48th St.
Fridley           7520 University Ave. NE          North Platte      I-80 & 83 Interchange
Golden                                             Omaha             6940 Dodge St.
Valley            8806 Olson-Memorial                                3529 S 72nd St.
                  6920 Wayzata Blvd.                                 3305 Old Maple Rd.
Grand Rapids      Central Square Mall                                3855 Dodge St.
Hastings          1206 Vermillion St.
Maple Grove       11801 73rd Ave. N.               NEW JERSEY
Maplewood         2009 County Rd. D.E.             Freehold         3445 Route 9
                  1829 N Saint Paul Rd.            Hazlet           1380 Hwy. 36
Marshall          U.S. 59 & MN 23                  Long Branch      444 Ocean Blvd.
Minneapolis       6023 Nicollet Ave.               Neptune          710 Hwy. 35
                  901 27th Ave. S                  Pt. Pleasant     Ocean Ave. & Parkway
                  1220 West Lake St.               Spring Lake
Minnetonka        11300 Hwy. 7                     Heights          Hwy. 35 & Warren Ave.
                  17701 Hwy. 7
Monticello        700 Pine St.                     NEW YORK
Moorhead          3005 Hwy. 10 E                   Albany           1343 Central Ave.
Mounds View       2214 Hwy. 10                     Amherst          7530 Transit Rd.
New Brighton      696 W. County Rd. D              Auburn           170 Grant Ave.
                                                   Batavia          364 W Main St.


                                      19                          continued

Brockport         4820 S Lake Rd.                  Cincinnati        3360 Westbourne Dr.
Buffalo           2208 Delaware                                      370 Glen Springs Ct.
Camillus          5300 W. Genesee St.                                9307 Montgomery Rd.
Canandaigua       160 Eastern Blvd.                                  4475 Eastgate Blvd.
Cheektowaga       3601 Union Rd.                                     7770 Reading Rd.
Clay              7873 Brewerton Rd.                                 2600 Vine
Depew             4781 Transit Rd.                                   7124 Hamilton Ave.
Fairport          6760 Pittsford Palmyra                             9241 Winton Rd.
Fredonia          Bennett Rd., Rt. 60                                8221 Beechmont Ave.
Genesco           4240 Lakeville Rd.                                 2737 Madison Rd.
Geneva            389 Hamilton St.                                   6000 Colerain
Hamburg           5092 Camp Rd.                    Cleveland         7175 Engle Rd.
Henrietta         911 Jefferson Rd.                Columbus          2600 Brice Rd.
                  4835 W Henrietta Rd.                               1451 Rome Hilliard Rd.
Horseheads        950 Chemung St.                  Conneaut          348 W Main St.
Lakewood          5 Fairmont Ave. W                Englewood         1235 S Main St.
Lockport          5925 S Transit Rd.               Euclid            22780 Shore Center Dr.
Middletown        155 Dolson Ave.                  Fairfield         745 Nilles Rd.
Newark            530 W Union St.                  Grove City        4065 Marlane Dr.
Newburgh          136 N Plank Rd.                  Kettering         4090 Wilmington Pike
Niagara Falls     6941 Williams Rd.                Lima              2387 Elida Rd.
Olean             2728 W State Rd.                 Marion            1197 Mt. Vernon Rd.
Oneonta           RD 2 - Rt. 23                    Mason             5579 S Rt 741
Oswego            311 W Seneca St.                 Medina            2835 Medina Rd.
Painted Post      118 Victory Hwy.                 Mentor            6900 Center St.
Rochester         765 Ridge Rd. E                  Miamisburg        175 Byers Rd.
                  2890 Ridge Rd. W                 Middletown        1610 Germantown Rd.
                  2275 Buffalo Rd.                 Milford           913 Hwy. 28
                  1659 Penfield Rd.                Monroe            150 Garver Rd.
                  2800 Monroe Ave.                 New
Snyder            4445 Main St.                    Philadelphia      1216 W High St.
Staten Island     1745 Forrest Ave.                Niles             1315 Youngstown-
                  4370 Amboy Rd.*                                    Warren Rd.
Syracuse          3414 Erie Blvd.                  Painesville       700 Mentor Ave.
Tonawanda         2200 Sheridan Dr.                Sandusky          6207 Milan Rd.
Vails Gate        Route 32 &                                         1530 Cleveland Rd.
                  Old Temple Hill Rd.              Sharonville       4006 Hauck Rd.
Victor            7503 Main St. Fishers            Sidney            1955 Michigan St.
Watertown         1200 Arsenal St.                 Springboro        5 Greenwood Ln.
Webster           2070 Empire Blvd.                Springfield       2222 S Limestone St.
West Seneca       1881 Ridge Rd.                                     1170 Upper Valley Pike
Williamsville     3920 Maple Rd.                                     2531 E Main St.
                                                   Troy              1420 W Main St.
NORTH CAROLINA                                     Warren            3870 Elm Rd.
Greensboro        3031 High Point Rd.              West Chester      7412 Tylersville Rd.
Greenville        206 SW Greenville Blvd.          Xenia             Rt. 35 - Allison Ave.
Raleigh           2657 Appliance Ct.               Youngstown        3632 Belmont Ave.
Rocky Mount       1130 N. Wesleyan                                   804 Boardman-Poland
Wilmington        911 S College Rd.
Winston-Salem     1295 Silas Creek Pkwy.           OKLAHOMA
                                                   Edmond            3005 S Broadway
NORTH DAKOTA                                       Ponca City        2125 N 14th St.
Bismarck          1100 Interstate Ave.             Stillwater        101 E Hall of Fame Ave.
                  100 E Bismarck Exp.
Dickinson         188 Museum Dr.                   PENNSYLVANIA
Fargo             1220 36th St. S                  Allentown         3214 Hamilton Blvd.
Grand Forks       1305 Columbia Rd.                Avondale          Routes I & 41
                  1213 N 47th                      Bethlehem         3940 Nazareth Pike
Jamestown         Hwy. 281 & 28th St. NW                             2100 W Union Blvd.
Minot             405 20th Ave. SW                 Bloomsburg        187 Columbia Mall Dr.
                                                   Bradford          3135 Bolivar Dr.
OHIO                                               Butler            121 Sunset Dr.
Alliance          20040 Harrisburg-                Chambersburg      1324 Lincoln Hwy E
                  Westville Rd.                    Clarion           Route 68 @ Exit 9
Ashland           658 Rt. 250 & I-71               Corry             310 W. Columbus Ave.
Ashtabula         1601 Prospect                    Danville          601 Continental
Austintown        5550 Interstate Blvd.            Dickson City      1130 Ravine St.
Brooklyn          5080 Tiedeman Rd.                Doylestown        4319 Swamp Rd.
Canfield          587 E Main St.                   Drexel Hill       706 Landsdowne*
Canton            4896 Everhard Rd.                DuBois            Rt. 255, DuBois Ave.
                                                   Easton            123 Third St.

Edinboro          290 S. Plum St.                  WASHINGTON
Erie              4334 Buffalo Rd.                 Ellensburg        1504 Hwy. 97
                  4403 Peach St.                   Moses Lake        412 Interlake
                  2714 West Lake Rd.               Ritzville         1406 Smittys Blvd.
Exton             100 Marchwood Rd.                Spokane           5903 N Division
Gettysburg        859 York Rd.                                       W 1506 Third Ave.
Greenville        Rt. 358 & Hadley Rd.                               East 12 Olive
Grove City        919 W Main St.                                     E 9019 Mission Ave.
Hazelton          Rt 93, Exit 41 @I-81             Yakima            3807 River Rd.
Hummels
Wharf             Routes 11 & 15                   WISCONSIN
Indiana           1775 Route 286                   Ashwaubenon       2800 S Oneida St.
Johnstown         505 Galleria Dr.                 Black River
LeMoyne           7 Erford Rd.                       Falls           I-94 & State Hwy 54
Lewisburg         309 N Derr Dr. (Rt.15)           Brookfield        585 N Barker Rd.
Mars              2003 Route 19                    Eau Claire        2025 Highland Ave.
Matamoras         I-84 Hwy. 209                    Grand Chute       2975 W College Ave.
Meadville         280 Conneault Lake Rd.           Green Bay         100 N Military Ave.
Monaca            10 Walmart Plaza                                   2306 E Mason St.
Montgomery-                                        Hudson            805 Crestview Dr.
  ville           770 Route 309                    Janesville        3315 Milton Ave.
New Castle        2407 Wilmington Rd.              Kenosha           12440 75th St.
Philadelphia      4034 Woodhaven Rd.               LaCrosse          1411 Rose St.
Sharon            2945 E State St.                 Madison           5237 University Ave.
State College     1661 S Atherton                                    1410 Damon Rd.
Stroudsburg       1215 Main St.                                      4863 Hayes Rd.
Titusville        219 E Central Ave.               Manitowoc         4525 Calumet Ave.
Warminster        705 York Rd.                     Marshfield        1200 N Central Ave.
Warren            115 Ludlow St.                   Menasha           1680 Appleton Rd.
Whitehall         1450 MacArthur Rd.               Menomonie         1720 N Broadway
Wilkes-Barre      1085 Wilkes-Barre                Oak Creek         2010 W Ryan Rd.
                  Township Blvd.                   Oshkosh           2005 W 9th Ave.
Williamsport      445 River Ave.                   River Falls       1109 N Main St.
                                                   Schofield         508 Grand Ave.
SOUTH CAROLINA                                     Shawano           1398 E Green Bay
Florence          1812 W Lucas St.                 Stevens Point     143 Division St. N
Myrtle Beach      1627 Hwy. 501                    Superior          103 E 2nd St.
                                                   West Bend         2400 W Washington
SOUTH DAKOTA                                       Wisconsin
Aberdeen          1401 SW 6th Ave.                 Dells             811 Frontage Rd.
Brookings         2205 E 6th St.
Mitchell          1301 S Burr                      WYOMING
Rapid City        2305 Mt. Rushmore                Casper            4710 E Second St.
                  1715 LaCrosse St.                Cheyenne          1730 Dell Range Rd.
Sioux Falls       2604 W 41st St.                  Gillette          2510 S Douglas
                  5304 N Cliff                     Sheridan          1373 Coffeen Ave.
                  3400 Gateway Blvd.
Spear Fish        2301 Colorado Blvd.              CANADA

TENNESSEE                                          ALBERTA
Caryville         I-75 & Exit 141                  Medicine
Cleveland         107 Interstate Dr. NW            Hat               2301 Trans Canada
Collierville      960 W Poplar Ave.                                  Way SE
Dandridge         501 Patriot Dr.
Germantown        1340 S Germantown Rd.            BRITISH COLUMBIA
Jackson           2628 N Highland                  Kelowna           2170 Harvey Ave.*
Johnson City      2608 N Roan St.                                    (Hwy. 97 N.)
Kingsport         4618 Fort Henry Dr.
Knoxville         9507 Kingston Pike               ONTARIO
                  7224 Region Lane                 Ottawa            1130 St. Laurent
Memphis           1571 Sycamore View                                 Shopping Center*
                  6819 Winchester Rd.              St. Catherines    89 Meadowvale Dr.
                  3455 Poplar Ave.                 Toronto           600 Dixon Rd.*
  Bakery Only     4465 Poplar Ave.
                  Oakcourt Mall                    MANITOBA
                                                   Winnipeg          1615 Regent Ave.
 Perkins                                                             690 A St. James St.
  Express         Memphis Intl. Airport                              1941 Pembina Hwy.
Sevierville       606 Parkway                                        123 Vermillion Rd.
                                                                     2142 McPhillips St.
VIRGINIA                                                             2675 Portage Ave.
Bristol           102 E. Bristol Rd.

                                                              * Opening Soon

                                      20